Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Crinetics Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value	Rules 457(c) and 457(h)	2,379,911 (2)	$18.745 (3)	$44,611,432	$92.70 per $1,000,000	$4,135.48
Equity	Common stock, $0.001 par value	Rules 457(c) and 457(h)	475,982 (4)	$18.745 (3)	$8,922,283	$92.70 per $1,000,000	$827.10
Equity	Common stock, $0.001 par value	Rules 457(c) and 457(h)	1,083,500 (5)	$18.745 (3)	$20,310,208	$92.70 per $1,000,000	$1,882.76
Equity	Common stock, $0.001 par value	Rule 457(h)	416,500 (6)	$19.44 (7)	$8,096,760	$92.70 per $1,000,000	$750.57
Total Offering Amounts [______]							$7,595.91
Total Fee Offsets (8)							$0
Net Fee Due							$7,595.91

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as a result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

Represents additional shares of the Registrant’s common stock that became available or may become available for issuance under the Crinetics Pharmaceuticals, Inc. 2018 Incentive Award Plan (the “2018 Plan”), pursuant to the evergreen provision of the 2018 Plan.

(3)

Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq Global Select Market on March 28, 2022, which date is within five business days prior to filing this Registration Statement.

(4)

Represents additional shares of the Registrant’s common stock that became available or may become available for issuance under the Crinetics Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”), pursuant to the evergreen provision of the 2018 ESPP.

(5)

Represents 1,083,500 shares of the Registrant’s common stock for issuance under the Crinetics Pharmaceuticals, Inc. 2021 Employment Inducement Incentive Award Plan (the “Inducement Plan”) pursuant to its terms.

(6)

Represents 416,500 shares of the Registrant’s common stock subject to outstanding stock options under the Inducement Plan. To the extent outstanding awards under the Inducement Plan expire, lapse, are cancelled or are otherwise terminated without some or all of the underlying shares being issued, the shares of common stock subject to such awards will be available for future issuance under the Inducement Plan.

(7)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. Amount is based upon the weighted-average exercise price for options to purchase common stock outstanding under the Inducement Plan.

(8) The Registrant does not have any fee offsets.